Exhibit 18.1

August 2, 2007

Nationwide Life Insurance Company

One Nationwide Plaza

Columbus, Ohio

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of Nationwide Life Insurance Company (hereafter, the “Company”) for the three months and six months ended June 30, 2007, and have read the Company’s statements contained in Note 2, Change in Accounting Principle, to the condensed consolidated financial statements included therein. As stated in Note 2, management of the Company changed its method of accounting for accrued legal expenses related to defending and settling asserted legal claims against the Company. Historically, the Company accrued for external legal counsel and other related expenses associated with defending and settling asserted claims for litigation by estimating an ultimate amount probable to be incurred over the life of each case. Beginning April 1, 2007, the Company’s accrual for such legal expenses includes only the amount for services provided but not yet paid. In Note 2, the Company states that the newly adopted accounting principle is preferable in the circumstances because it more accurately reflects expenses in the periods in which they are incurred. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2006, nor have we audited the information set forth in the aforementioned Note 2 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP
Columbus, Ohio